Exhibit 10.11
e-business Hosting Agreement
This e-business Hosting Agreement (“Agreement”) between International Business Machines Corporation (“IBM”) and Successfactors (“Customer”), sets forth the terms and conditions under which IBM will provide web hosting and related services (“Services”) to Customer. The Agreement includes the terms and conditions and the documents referenced herein (“Base Terms”), e-business hosting services order forms accepted by IBM (“Order Forms”), and applicable attachments referenced in Exhibit A of such Order Forms (“Attachments”) including Attachments for Services options selected by Customer (“Service Option Attachments”). In the event of a conflict between the Base Terms and an Attachment or an Order Form, the Base Terms will prevail, except where an Attachment, Order Form, or a provision contained therein expressly states that it will prevail over the Base Terms.
1.0  Definitions
a.	“Acceptable Use Policy” means the Acceptable Use Policy for IBM e-business Services, located on the Internet at www.ibm.com/services/e-business/aup.html, as of the Effective Date, and any subsequent modification in accordance with Section 12.2 below.
b.	“Affiliates” means entities that control, are controlled by, or are under common control with a party to this Agreement.
c.	“Base Components” means the hardware and software that IBM makes available, if any, as specified in Order Forms and associated Service Option Attachments.
d.	“Content” means information, software, and data that Customer provides, including, without limitation, any hypertext markup language files, scripts, programs, recordings, sound, music, graphics, images, applets or servlets that Customer or its Subcontractors or Services Recipients create, install, upload or transfer in or through the e-business Hosting Environment and/or Customer Components.
e.	“Content Administrator” means an employee or Subcontractor of Customer who is authorized by Customer to install, upload and/or maintain Content using a User Identification.
f.	“Customer Components” means the hardware, software and other products, data and Content that Customer provides, including those specified in Service Option Attachments.
g.	“e-business Hosting Environment” means the Base Components and the IBM provided Internet access bandwidth, collectively.

h.	“IBM e-business Hosting Center” means a facility used by IBM to provide Services.

i.	“Internet” means the public worldwide network of TCP/IP-based networks.
j.	“Materials” means literary or other works of authorship (such as programs, program listings, programming tools, documentation, reports, drawings and similar works) that IBM may deliver to Customer as part of Services. “Materials” does not include licensed program products available under their own license agreements or Base Components.

k.	“Required Consents” means any consents or approvals required to give IBM and its Subcontractors the right or license to access, use and/or modify in electronic form and in other forms, including derivative works, the Customer Components, without infringing the ownership or intellectual property rights of the providers, licensors, or owners of such Customer Components.
l.	“Service Option Ready Date” means the date that IBM has notified Customer that IBM has completed the implementation activities specified in an applicable Service Option Attachment.
m.	“Services Recipients” means any entities or individuals receiving or using the Services, or the results or products of the Services.
n.	“Service Option Attachment Start Date” means the day after the date of the last signature on an Order Form authorizing the Services under an applicable Service Option Attachment.
o.	“Subcontractor” means a contractor, vendor, agent, or consultant selected and retained by IBM or Customer, respectively.

p.	“TCP/IP” means Transmission Control Protocol/Internet Protocol.
q.	“User Identification” or “ID” means a string of characters that uniquely identifies a Content Administrator.
2.0  IBM Services Responsibilities
IBM will perform the Services described in applicable Attachments.
3.0  Term and Termination
3.1  Term
This Agreement will be effective beginning on 12:01 a.m., Eastern Time, on the day after the date of last signature to these Base Terms (“Effective Date”) and ending on the expiration and/or termination of all Service Option Attachments, unless the Agreement is terminated earlier in accordance with the terms herein. The term of each Service Option Attachment is as specified on the applicable Order Form.
3.2   Renewal
Upon the expiration of the then-current term, each Service Option Attachment will renew automatically for an additional one year term unless either party notifies the other party that it has elected to terminate such Service Option Attachment. Such notification must be in writing at least thirty (30) days prior to the end of the then-current term for the applicable Service Option Attachment.
3.3   Termination for Cause
Customer or IBM may terminate this Agreement for material breach of this Agreement by the other upon written notice containing the specific nature and dates of the material breach. The breaching party will have thirty (30) days from receipt of notice to cure such breach, except for nonpayment by Customer, which must be cured within five (5) business days from receipt of notice. If such breach has not been timely cured, then the non-breaching party may immediately terminate this Agreement upon written notice.
3.4   Termination for Convenience
Customer may terminate this Agreement (including all Service Option Attachments) or any Service Option Attachment (with the exception of any Service Option Attachment that is a prerequisite for the provision of Services under a non-terminated Service Option Attachment) for convenience by:
a.	providing at least one month’s prior written notice to IBM; and

b.	paying as an early termination charge for each Service Option Attachment to be terminated, the amount specified in such Service Option Attachment or, if no amount is specified, an amount equal to one months’ charges of the applicable monthly recurring charge of such Service Option Attachment. Such termination charges only apply upon early termination of an initial term of any Service Option Attachment and do not apply to any renewal term.
3.5   Effect of Termination
Upon the date of termination, all Customer payment obligations accrued hereunder through the date of termination will become due and payable. The termination of selected Service Option Attachments will not affect Customer’s obligation to pay charges under other Service Option Attachments.
4.0   Charges and Payment
4.1  Charges
Charges for applicable Services will be specified in Service Option Attachments and Order Forms. Charges can be specified as one-time, installment, recurring, or usage. IBM will invoice such Charges when they begin or are due as set forth in Service Option Attachments.
4.2   Payment
IBM invoices will specify the amount due. Notwithstanding the terms on an invoice, payment is due and payable thirty (30) days after Customer’s receipt of an invoice from IBM. Customer agrees to pay accordingly, including any late payment fees. Payment will be made in United States dollars.
4.3   Taxes
Customer will pay or provide appropriate exemption documentation for all taxes, duties, levies, and any other fees (except for taxes based upon IBM’s net income) related to the Services imposed by any governmental authorities. Charges specified herein (including in an Order Form) are exclusive of any such taxes, duties, levies or fees.

4.4   Late Payment Fees
If any payment is not received by IBM by the payment due date, the late payment fee will be the lesser of: 1) one and one-half percent (1.5%) of such overdue payment per every thirty (30) day period or portion thereof; or 2) the maximum amount permissible by applicable law.
5.0   Warranties and Disclaimers
5.1  IBM Representations and Warranties
IBM represents and warrants that:
a.	it will perform the Services using reasonable care and skill and in accordance with the applicable Service Option Attachments; and
b.	it has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.
5.2   Exclusivity of Warranties
THE WARRANTIES IN SECTION 5.1 ARE THE EXCLUSIVE WARRANTIES FROM IBM. THEY REPLACE ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.
5.3   Security
a.	Customer acknowledges that IBM offers numerous security options, specified in Service Option Attachments. It is the Customer’s responsibility to select, on an Order Form, the set of security options that it determines meet Customer’s needs. IBM will implement such selected security options as specified in the applicable Service Option Attachment.
b.	Customer acknowledges that IBM does not control the transfer of data over telecommunications facilities, including the Internet. IBM does not warrant secure operation of the Services or that it will be able to prevent third party disruptions of the e-business Hosting Environment or Customer Components.
c.	Customer agrees that IBM shall have no liability for any provision of security-related services or advice that IBM may voluntarily provide outside the scope of selected Service Option Attachments.
5.4   Other Disclaimers
a.	IBM does not warrant uninterrupted or error-free operation of any Service or that IBM will correct all defects.
b.	IBM does not make any representation or warranty with respect to Customer’s responsibilities set forth in Section 10.5.

c.	IBM provides Materials, non-IBM products, and non-IBM services WITHOUT WARRANTIES OF ANY KIND. However, non-IBM manufacturers, suppliers, or publishers may provide their own warranties to you, and IBM agrees to pass on such warranties to the extent that it is permitted to do so. IBM shall not be responsible for enforcement of any of these third party warranties.
6.0   Confidentiality
All information exchanged between the parties is non-confidential. If either or both parties require the exchange of confidential information, such information will be exchanged under the terms and conditions of a separate written confidentiality agreement. With respect to any confidential information contained in or traveling through the e-business Hosting Environment or Customer Components, as is contemplated herein, the provisions of Sections 5, 8, and 9 herein will prevail to the extent of any inconsistent provisions in the confidentiality agreement.
7.0   Indemnification
7.1  Indemnification by IBM
If a third party claims that Materials or Base Components IBM provides to Customer infringe that party’s patent or copyright, IBM will defend the Customer and its employees, officers, and directors against that claim at IBM’s expense and pay all costs, damages, and reasonable attorneys’ fees that a court finally awards (or which IBM agrees in any final settlement), provided that Customer:
a.	promptly notifies IBM in writing of the claim; and
b.	allows IBM to control, and cooperates with IBM in, the defense and any related settlement negotiations at IBM’s expense as described above. If such a claim is made or appears likely to be made, Customer agrees to permit IBM to enable Customer to continue to use the Materials or Base Components, or to modify them, or replace them with non-infringing Materials or Base Components that are at least functionally equivalent. If IBM determines that none of these alternatives is reasonably available, Customer agrees to return the Materials or Base Components (if in Customer’s possession) to IBM on IBM’s written request. IBM will give Customer a credit equal to the amount Customer paid IBM for the applicable Materials or for use of the applicable Base Components up to a maximum of twelve months of applicable charges. This is IBM’s entire obligation to Customer with regard to any claim of infringement. Notwithstanding the foregoing, IBM is not responsible for third party claims based on:
1.	anything Customer provides which is incorporated into the Materials;

2.	Customer’s modification of the Materials;

3.	the combination, operation, or use of the Materials with any product, data, or apparatus that IBM did not provide; or

4.	non-IBM hardware, software, or data, including those that may be in the Base Components.

7.2   Indemnification by Customer
a.	Customer will defend IBM and its Affiliates and their employees, officers, and directors, at Customer’s expense, and pay all costs, damages, and reasonable attorneys’ fees that a court finally awards (or which Customer agrees in any final settlement) for any third party claim:
1.	that Content or Customer’s use of the Services violates Customer’s obligation in Sections 10.2(b) and 10.4 (b);

2.	that Customer Components infringe that party’s patent or copyright;

3.	that is brought by a Services Recipient and to the extent the claim is related, directly or indirectly, to the Services; or

4.	arising out of or related to a mechanics’ lien Customer is required to cancel and discharge pursuant to this Agreement.
b.	For indemnification under this Section 7.2, IBM will:
1.	promptly notify Customer in writing of the claim; and

2.	allow Customer to control, and will cooperate with Customer in, the defense and any related settlement negotiations.
8.0   Limitation of IBM’s Liability
Circumstances may arise where, because of a default on IBM’s part or other liability, Customer is entitled to recover damages from IBM. Regardless of the basis on which Customer is entitled to claim damages from IBM (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), IBM is liable for no more than:
a.	indemnification payments as provided in Section 7.1;
b.	damages for bodily injury (including death) and damage to real property and tangible personal property; and
c.	the amount of any other actual direct damages, up to the greater of $100,000 or the charges paid by Customer to IBM for the Services in the twelve (12) months immediately preceding the accrual of the first claim related to the Services. The foregoing limit also applies to any of IBM’s Affiliates and Subcontractors. It is the cumulative maximum for which IBM and its Affiliates and Subcontractors are collectively responsible. Under no circumstances is IBM, its Affiliates or its Subcontractors liable for any of the following:
1.	third party claims against Customer for damages (other than those expressly provided in Subsections 8.0(a) and 8.0(b)); or

2.	loss of, or damage to, Customer’s or any other entity’s records or data.

9.0   Disclaimer of Consequential Damages
In no event will either party be liable to the other for special, incidental, or indirect damages or for any consequential damages (including lost profits or savings), even if they are informed of the possibility; provided that this Section 9 does not apply to Customer’s failure to pay any amounts owing to IBM under this Agreement (including amounts owing for Services that would have been rendered but for Customer’s breach of this Agreement).
10.0   Other Customer Obligations
10.1  Services Support
Customer will comply with its responsibilities to support the Services as specified in applicable Attachments. Such obligations are to be performed at no charge to IBM. IBM’s obligations are contingent on Customer meeting such support obligations.
10.2   Representations and Warranties
Customer represents and warrants that:
a.	it has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; Customer has no contractual or other obligation that (i) restricts or prohibits Customer’s execution or performance of this Agreement, or (ii) Customer will breach in connection with the execution or performance of this Agreement; and
b.	its use of the Services and all Content will comply with the Acceptable Use Policy.
10.3   Suspected Violations
IBM reserves the right to investigate potential violations of the representations and warranties in Subsection 10.2(b). If IBM reasonably determines that a breach of any such warranty has occurred, then IBM may, in its sole discretion:
a.	restrict Customer’s access to the Services;

b.	remove or require removal of any offending Content;

c.	terminate this Agreement for cause; and/or

d.	exercise other rights and remedies, at law or in equity.
Except in an emergency or as may otherwise be required by law, before undertaking the activities in Subsection 10.3(a) or 10.3(b), IBM will attempt to notify Customer by any reasonably practical means under the circumstances, such as, without limitation, by telephone or e-mail.
Customer will promptly notify IBM of any event or circumstance related to this Agreement, Customer’s use of the Services, or Content of which Customer becomes aware that could lead to a claim or demand against IBM and Customer will provide all relevant information relating to such event or circumstance to IBM at IBM’s request.
10.4   Customer Components
a.	Customer (or its Affiliates or third parties) retains all right, title, and interest or license in and to the Customer Components.
b.	Customer hereby grants to IBM, its Affiliates and Subcontractors all rights and licenses to, or agrees to promptly obtain and keep in effect Required Consents for all Customer Components, necessary for IBM to perform all of its obligations as set forth in this Agreement. Upon request, Customer will provide to IBM evidence of any such rights, licenses, or Required Consents. IBM will be relieved of its obligations to the extent that they are affected by Customer’s failure to promptly obtain and provide to IBM any such rights, licenses, or Required Consents. IBM will adhere to reasonable terms and conditions pertaining to Customer Components as notified in writing to IBM.
c.	IBM agrees not to remove or alter any copyright or other proprietary notice on or in any Customer Component without Customer’s consent.
10.5   Capacity Planning
Customer acknowledges it is its responsibility to determine whether the Services, e-business Hosting Environment, Customer Components and their combination will meet Customer’s capacity, performance, or scalability needs. Customer is responsible for planning for and requesting changes to the e-business Hosting Environment, including any additional capacity required to support anticipated peaks in demand that may significantly increase Web site hits, transaction volumes, or otherwise increase system resource utilization.
10.6   Content
Customer is solely responsible for:
a.	all Content including, without limitation, its selection, creation, design, licensing, installation, accuracy, maintenance, testing, backup and support;
b.	all copyright, patent and trademark clearances in all applicable jurisdictions and usage agreements for any and all Content;
c.	the selection of controls on the access and use of Content; and
d.	the selection, management and use of any public and private keys and digital certificates it may use with the Services.
11.0   Other License and Rights
11.1  License for Base Components
a.	IBM (or its Affiliates or subcontractors) retains all right, title, and interest in Base Components.

b.	IBM grants Customer a nonexclusive, nontransferable, revocable license to access and use the Base Components solely in connection with the Services as provided under this Agreement. Customer agrees not to download or otherwise copy, reverse assemble, reverse compile, decompile, or otherwise translate the software portions of the Base Components, other than to make one copy for backup purposes.
c.	If IBM provides as a Base Component a Microsoft Corporation product, the terms and conditions of the Microsoft Customer License Terms will also apply for such products. Such Terms are located on the Internet at http://www-3.ibm.com/services/e-business/hosting/ microsoftlicense.html.
d.	Customer agrees not to remove or alter any copyright or other proprietary notice on or in any Base Component without IBM’s consent.
11.2   No Sale or Lease of Goods
As between Customer and IBM, IBM retains all right, title and interest in the Base Components. No goods are sold or leased by IBM under this Agreement. If Customer desires to purchase or lease goods from IBM, such purchase or lease will be governed by a separate mutually acceptable written agreement between Customer and IBM or an IBM Affiliate.
11.3   No Lease of Real Property
This Agreement is a services agreement and not a lease of any real property.
12.0   Changes
12.1  Services
IBM, in its reasonable discretion, may change the prices, terms and conditions of applicable Attachments, upon at least ninety (90) days prior notice to Customer. Such changes are not retroactive and will apply on the effective date of a new order or renewal unless such change was the result of:
a.	law, regulation, or similar governmental action;

b.	a ruling by a court of competent jurisdiction; or

c.	changes in the method of service delivery that affect similar IBM e-business hosting customers.
Changes as a result of a, b, or c above will be effective on the date IBM specified in the notice. Any changes in price will apply on the effective date of a new order or renewal. Customer may terminate this Agreement (or the affected Service Option Attachments) without the payment of termination charges if such change has a material adverse effect on the Customer’s use of the Services and Customer gives IBM notice within 90 days of the effective date of the modification.

12.2   Acceptable Use Policy
IBM, in its reasonable discretion, may modify the Acceptable Use Policy upon thirty (30) days’ notice to Customer. Except when such modification is required by law, regulation, or similar governmental action, or a ruling by a court of competent jurisdiction, Customer may terminate this Agreement (or the affected Service Option Attachments) without the payment of termination charges if such modification has a material adverse effect on the Customer’s use of the Services and Customer gives IBM notice within 90 days of the effective date of the modification.
12.3   Amendments
Except for changes pursuant to Sections 12.1 and 12.2, this Agreement may be amended only by a writing signed by authorized representatives of both parties.
13.0   General
13.1  Headings
The headings of the various sections of this Agreement have been inserted for convenience only and shall not affect the interpretation of this Agreement.
13.2   Survival
Any of these terms and conditions which by their nature extend beyond the Agreement termination or expiration remain in effect until fulfilled, including, without limitation, Sections 3.5, 4, 5, 6, 7, 8, 9, 10.2, 10.3, 10.6, 11.2, 11.3, and 13, and apply to both Customer’s and IBM’s respective successors and assignees.
13.3   Choice of Law
This Agreement will be governed by the substantive laws of the State of California without regard for its conflict of laws provisions.
13.4   Waiver of Jury Trial
The parties waive any right to a jury trial in any proceeding arising out of or related to this Agreement.
13.5   Severability
If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby, so long as the remaining provisions of this Agreement still express the original intent of the parties. If the original intent of the parties can not be preserved, this Agreement shall either be renegotiated or terminated.
13.6   Publicity and Trademarks
Neither party grants the other the right to use its or any of its Affiliates’ trademarks, trade names,

or other designations in any promotion, publication, or Web site without prior written consent. Except as may be required by law or as may be required by IBM to perform the Services, neither party may disclose to any third party the terms and conditions of this Agreement, without prior written consent.
13.7   No Third-Party Beneficiaries
Except as expressly provided in Section 7, this Agreement does not create any intended third party beneficiary rights.
13.8   Personnel
Each party is responsible for the supervision, direction, and control of its respective personnel. IBM reserves the right to determine the assignment of its personnel. IBM may subcontract portions of the Services to Subcontractors and Affiliates selected by IBM.
13.9   No Agency
This Agreement does not create an agency, joint venture, or partnership between the parties.
13.10  Assignment
Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other. Any attempt to do so is void. Neither party will unreasonably withhold such consent. The assignment of this Agreement, in whole or in part, to any Affiliates in the United States or to a successor organization by merger or acquisition does not require the consent of the other. IBM is also permitted to assign its rights to payments under this Agreement without obtaining Customer’s consent. It is not considered an assignment for IBM to divest a portion of its business in a manner that similarly affects all of its customers.
13.11   No Resale
Customer shall not resell the Services, in whole or in part. This does not prevent Customer from making their Content available to Customer’s end users.
13.12   Risk of Loss
Risk of loss for all Base Components shall at all times remain with IBM. Risk of loss for all Customer Components shall at all times remain with Customer.
13.13   Force Majeure
Except for payment obligations hereunder, neither party is responsible to fulfill its obligations to the extent due to causes beyond its control.
13.14   Actions Period
Neither party will bring a legal action related to this Agreement more than two years after the cause of action accrued.

13.15   Waiver
The failure of one party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver, nor shall it deprive that party of the right to insist later on adherence thereto. Any waiver must be in writing and signed by an authorized representative of the waiving party.
13.16   Freedom of Action
Each party is free to enter into similar agreements with others.
13.17   Limitation of Licenses
Each of us grants only the licenses or rights expressly specified herein. No other licenses or rights (including licenses or rights under patents) are granted, either directly, by implication, estoppel, or otherwise,
13.18   Data Protection
Customer agrees to allow IBM and its Affiliates to store and use Customer’s contact information, including names, phone numbers, and e-mail addresses. anywhere they do business. Such information will be processed and used in connection with our business relationship, and may be provided to contractors acting on IBM’s behalf, Business Partners (certain organizations who have signed agreements with IBM to promote, market, and support certain products and services), and assignees of IBM and Affiliates for uses consistent with Customer’s business relationship with IBM, including communicating with Customer (for example, for processing orders, for promotions, and for marketing research). For personal information processed by IBM on Customer’s behalf as part of the Services, IBM will act in accordance with Customer’s instructions by following such processing and security obligations as are contained in this Agreement. Customer also confirms that Customer is solely responsible for ensuring that any processing and security obligations comply with applicable data protection laws. Customer’s contact information shall not be considered personal information processed on Customer’s behalf. This Section does not apply to Customer’s customer information.
13.19   Geographic Scope
Although it is possible that Services Recipients outside of the United States of America may access Customer’s Web site, IBM’s delivery of the Services will only occur within the United States of America, and IBM’s obligations hereunder are valid only in the United States of America.
13.20   Notices
Any notices required or permitted hereunder will be effective upon receipt and will be personally delivered; mailed via the postal service; sent by reliable overnight courier, or transmitted by confirmed facsimile. Except for notices under Section 10.3, all notices will be in writing and addressed to the applicable party’s designated representative at the address specified in this Agreement. Except as to notices permitted or required under Sections 3 or 7, the parties agree that electronic mail messages sent between them using security procedures sufficient to reasonably authenticate them will be deemed writings. In addition, IBM may provide notice under Section 12.2 by a posting to the Web site identified in Section 1.0 (a).

Customer and IBM agree that this Agreement, including these Base Terms and applicable Attachments and Order Forms, is the complete agreement between the parties relating to the subject matter hereof. This Agreement replaces and supersedes any other prior or contemporaneous agreements or communications between the parties related to the subject matter hereof.

Agreed and Accepted:

Successfactors		International Business Machines Corporation

By:	/s/ R. Womack	By:	/s/ Justin Goudan

	Customer Authorized Signature		Authorized Signature

Randy Womack	6/30/03	Justin J. Goudan	6/30/03

Name (type or print)	Date	Name (type or print)	Date

VP of Operations /CFO		Sales Manager

Title		Title

Customer number:		Agreement number.
Customer address:
Engagement number:
IBM contract representative:
IBM Service identifier, USFV5
After signing, please return a copy of this Agreement to the following address.
IBM Global Services, Harborview Plaza, 3031 North Rocky Point Drive West, Tampa,
FL 33807
Attention: Order Fulfillment Services